EXHIBIT 99.1

Zumiez Inc. Reports September 2018 Sales Results

September 2018 Comparable Sales Increased 1.2%

LYNNWOOD, Wash., Oct. 10, 2018 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced, that total net sales for the five-week period ended October 6, 2018 decreased 8.0% to $77.7 million, compared to $84.4 million for the five-week period ended September 30, 2017.  The decrease in net sales was driven by a shift in the retail calendar negatively impacting fiscal September 2018 growth by approximately $8.0 million compared with fiscal September 2017.  The Company's comparable sales increased 1.2% for the five-week period ended October 6, 2018 compared to a comparable sales increase of 9.3% for the five-week period ended September 30, 2017.

To hear the Zumiez prerecorded September sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of October 6, 2018, we operated 703 stores, including 610 in the United States, 50 in Canada, 36 in Europe and 7 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200